Exhibit 99.1 State Street Corporation One Congress Street Boston, MA 02114 NYSE: STT www.statestreet.com
Boston, MA… July 15, 2025 News Release

STATE STREET REPORTS SECOND QUARTER 2025 EPS OF $2.17; $2.53 EXCLUDING NOTABLE ITEMS
See note (a) below for a description of the presentation in this news release
RECORD $49 TRILLION OF AUC/A AND RECORD $5 TRILLION OF AUM
NEW INVESTMENT SERVICING AUC/A WINS OF $1.1 TRILLION
INVESTMENT MANAGEMENT NET INFLOWS OF $82 BILLION
TOTAL OPERATING LEVERAGE (341) BPS; 241 BPS, EX-NOTABLES
FEE OPERATING LEVERAGE (75) BPS; 526 BPS, EX-NOTABLES
PRE-TAX MARGIN OF 26%; 30%, EX-NOTABLES

Ron O'Hanley, Chairman and Chief Executive Officer: "We delivered strong financial results and continued business momentum, all while supporting our clients and growing revenues amid heightened market uncertainty and volatility. During the second quarter, we achieved robust fee revenue growth across the franchise with total fee revenue up 11% year-over-year, and up 12%, excluding notable items, coupled with ongoing expense management."
O'Hanley added: "Disciplined execution of our strategy continues to drive positive results. In 2Q, we achieved a sixth straight quarter of positive year-over-year total operating leverage, excluding notable items, generated near-record sales in Investment Services, surpassed $5 trillion in AUM at State Street Investment Management and generated record FX trading client volumes. This momentum underscores the strong foundation we have built to support long-term growth. As we build on this progress, we remain focused on creating value for our shareholders while delivering operational excellence for our clients."
O'Hanley concluded: "The results of the Federal Reserve's stress test reaffirm our financial strength, and we were pleased to announce a planned 11% increase in our per share quarterly common stock dividend. As we look ahead, given the strength of our strategy and our focus on disciplined execution, we expect this momentum will continue, which positions us well to deliver improved results and drive long-term, sustainable growth for our shareholders."

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	2Q25	1Q25	2Q24	% QoQ		% YoY
Income statement:
Total fee revenue	$2,719	$2,570	$2,456	6%		11%
Net interest income	729	714	735	2		(1)
Total revenue	3,448	3,284	3,191	5		8
Provision for credit losses	30	12	10	nm		nm
Total expenses	2,529	2,450	2,269	3		11
Net income	693	644	711	8		(3)

Financial ratios and other metrics:
Diluted earnings per share (EPS)	$2.17	$2.04	$2.15	6%		1%
Return on average common equity (ROE)	10.8%	10.6%	11.9%	0.2%	pts	(1.1)%	pts
Pre-tax margin	25.8	25.0	28.6	0.8%	pts	(2.8)%	pts
AUC/A ($ billions)(1)	$49,000	$46,733	$44,312	5%		11%
AUM ($ billions)(1)	5,117	4,665	4,369	10		17

(1) As of quarter end.
(a) See the "2Q25 Highlights" and "In This News Release" sections for a listing of notable items and further explanations of our disclosures in this Press Release. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures. AUC/A and AUM are presented as of quarter end; Percentage changes noted above reflect year-over-year 2Q comparisons.

Investor Contact: Elizabeth Lynn +1 617-664-3477          Media Contact: Carolyn Cichon +1 617-664-8672

2Q25 HIGHLIGHTS
(All comparisons are to 2Q24, unless otherwise noted)

AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end increased 11% to $49.0 trillion, mainly due to higher quarter-end market levels, flows, and the impact of currency translation
•Investment Management AUM as of quarter-end increased 17% to $5.1 trillion, mainly driven by higher quarter-end market levels and net inflows

New business and strategy execution(a)
•New wins in 2Q25
◦New servicing fee revenue wins: New servicing fee revenue wins of $145 million primarily related to back office
◦AUC/A wins: New servicing AUC/A wins of $1.1 trillion, with the majority from Asset Owners and Asset Managers
▪Approximately $380 billion of new servicing AUC/A wins driven by State Street Alpha®
•Future installations as of 2Q25
◦Servicing fee revenue: Quarter-end servicing fee revenue of $444 million to be installed in future periods
◦AUC/A: Quarter-end AUC/A of $4.0 trillion to be installed in future periods
•State Street Alpha: Reported 2 new mandates in 2Q25; 3 Alpha clients went live in 2Q25, resulting in a total of 28 live clients to-date
•Front Office Software and Data: Annual recurring revenue (ARR) increased approximately 10%, driven by continued SaaS client conversions and implementations
•Investment Management: Continued ETF momentum and market share gains in U.S. Low Cost ETF suite, as well as net inflows across Gold, SPY, EMEA, and U.S. Fixed Income products. Investment Management continued to bolster its global capabilities and investor access to innovative products through key strategic partnerships and product launches
•Markets: Record quarterly FX trading volumes, up 17%

Revenue(b)
•Total revenue increased 8%, driven by higher Fee revenue. Excluding notable items, total revenue increased 9%
•Fee revenue increased 11%, reflecting broad-based strength across the franchise. Excluding notable items, fee revenue increased 12%
◦Servicing fees increased 5%
◦Management fees increased 10%
◦FX trading services increased 28%, and excluding notable items, increased 27%(c)
◦Securities finance increased 17%
◦Software and processing fees increased 7%, and excluding notable items, increased 19%(d)
◦Other fee revenue increased $18 million
•Net interest income (NII) decreased 1%, primarily driven by lower average short-end rates and deposit mix shift, partially offset by continued loan growth and securities portfolio repricing
(a) See the "In This News Release" section for explanations of AUC/A, new servicing fee revenue wins and revenue to be installed, and Front office software and data ARR.
(b) See the "2Q25 Highlights" section for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.
(c) GAAP FX trading services of $431 million in 2Q25 included a notable item related to a revenue-related recovery of $3 million associated with the settlement of proceeds from a 2018 FX benchmark litigation resolution. Excluding the notable item, 2Q25 adjusted FX trading services of $428 million increased 27% compared to GAAP 2Q24 FX trading services of $336 million and increased 18% compared to GAAP 1Q25 FX trading services of $362 million.
(d) GAAP Software and processing fees of $230 million in 2Q25 included a notable item related to an Alpha-related client rescoping of $24 million. Excluding the notable item, 2Q25 adjusted Software and processing fees of $254 million increased 19% compared to GAAP 2Q24 Software and processing fees of $214 million and increased 13% compared to GAAP 1Q25 Software and processing fees of $225 million.

Expenses(a)
•Total expenses increased 11%, primarily driven by $100 million workforce rationalization and $18 million Alpha-related client rescoping notable items, as well as higher performance-based incentive compensation. Excluding notable items, total expenses increased 6%, largely reflecting higher performance-based incentive compensation and other revenue-related costs, higher technology and infrastructure investments, and the impact from currency translation
•Compensation and employee benefits increased 16%, and excluding notables, increased 7%(b)
•Information systems and communications increased 15%, and excluding notables, increased 11%(c)
•Transaction processing services increased 4%
•Occupancy decreased 1%
•Other expenses increased 2%, and excluding notables, increased 2%(d)

Notable items

(Dollars in millions, except EPS amounts)	2Q25	1Q25	2Q24

Repositioning charge	$(100)	$—	$—

Client rescoping

Revenue impact	(24)	—	—

Expense impact	(18)	—	—

Other notable items	4	—	—

Total notable items (pre-tax)	$(138)	$—	$—

Income tax impact from notable items	(35)	—	—

EPS impact	$(0.36)	$—	$—

•Repositioning charge of $100 million related to Compensation and employee benefits primarily from workforce rationalization consistent with the strategic focus on operating model transformation to drive further operating efficiency and productivity gains over time
•Client rescoping
◦Revenue impact: $24 million Alpha-related client rescoping reflected in Front office software and data in Professional services
◦Expense impact: $18 million Alpha-related client rescoping reflected in Information systems and communications
•Other notable items of $4 million representing a revenue-related recovery of $3 million associated with the settlement of proceeds from a 2018 FX benchmark litigation resolution, reflected in FX trading services revenue, and a $1 million release of a prior period notable item reflected in Other expenses

(a) See the "2Q25 Highlights" section for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.
(b) GAAP Compensation and employee benefits expenses of $1,280 million in 2Q25 included a notable item related to a repositioning charge of $100 million. Excluding this notable item, 2Q25 adjusted Compensation and employee benefits of $1,180 million increased 7% compared to 2Q24 GAAP Compensation and employee benefits of $1,099 million and decreased 6% compared to 1Q25 GAAP Compensation and employee benefits of $1,262 million.
(c) GAAP Information systems and communications expenses of $523 million in 2Q25 included a notable item related to an Alpha-related client rescoping of $18 million. Excluding this notable item, 2Q25 adjusted Information systems and communications expenses of $505 million increased 11% compared to 2Q24 GAAP Information systems and communications expenses of $454 million and increased 2% compared to 1Q25 GAAP Information systems and communications expenses of $497 million.
(d) GAAP Other expenses of $305 million in 2Q25 included a notable item related to a $1 million release of a prior period notable item. Excluding this notable item, 2Q25 adjusted Other expenses of $306 million increased 2% compared to 2Q24 GAAP Other expenses of $300 million and increased 11% compared to 1Q25 GAAP Other expenses of $276 million.

Capital and liquidity
•Standardized common equity tier 1 (CET1) ratio at quarter-end of 10.7% decreased 0.5% points compared to 2Q24 and decreased 0.3% points compared to 1Q25, primarily due to higher risk-weighted assets (RWA) from business deployment and continued capital return, partially offset by capital generated from earnings
•Liquidity coverage ratio (LCR) for State Street Corporation was approximately 107%, and LCR for State Street Bank and Trust was approximately 136%
•In 2Q25, State Street returned a total of $517 million of capital to common shareholders, including $300 million of share repurchases and $217 million (or $0.76 per share) of declared dividends
◦In July 2025, State Street announced a planned 11% increase to its quarterly common stock dividend to $0.84 per share in 3Q25, subject to approval by the Board of Directors

MARKET DATA
The following table provides a summary of selected historical financial information, including market indices and foreign exchange rates.

(Dollars in billions, except market indices and foreign exchange rates)(1)	2Q25	1Q25	2Q24	% QoQ	% YoY

Assets under Custody and/or Administration (AUC/A)(2)(3)	$49,000	$46,733	$44,312	5%	11%
Assets under Management (AUM)(3)	5,117	4,665	4,369	10	17

Market Indices:(4)
S&P 500 EOP	6,205	5,612	5,460	11	14
S&P 500 Daily Average	5,732	5,895	5,247	(3)	9
MSCI EAFE EOP	2,655	2,401	2,315	11	15
MSCI EAFE Daily Average	2,514	2,395	2,325	5	8
MSCI Emerging Markets EOP	1,223	1,101	1,086	11	13
MSCI Emerging Markets Daily Average	1,140	1,104	1,063	3	7
MSCI ACWI EOP	918	827	802	11	14
MSCI ACWI Daily Average	853	856	782	—	9
Bloomberg Global Aggregate Bond Index EOP	497	476	456	5	9
Bloomberg Global Aggregate Bond Index Daily Average	487	469	456	4	7

Foreign Exchange Volatility Indices:(4)
CBOE Volatility Index (VIX) Daily Average	23.6	18.5	14.0	27	69
JPM G7 Volatility Index Daily Average	9.3	8.5	7.2	9	29
JPM Emerging Market Volatility Index Daily Average	8.7	8.3	7.1	4	22

Average Foreign Exchange Rates:
EUR vs. USD	1.135	1.053	1.076	8	5
GBP vs. USD	1.336	1.260	1.261	6	6
(1) Historical financial information may not be indicative of future financial information.
(2) Includes quarter-end assets under custody of $35,548 billion, $33,837 billion and $32,161 billion, as of 2Q25, 1Q25, and 2Q24, respectively.
(3) As of period-end.
(4) The index names listed are service marks of their respective owners.
INDUSTRY FLOW DATA
The following table represents industry flow data.

(Dollars in billions)	2Q25	1Q25	4Q24	3Q24	2Q24
North America - (U.S. Domiciled) Morningstar Direct Market Data:(1)(2)
Long-term Funds	$(180)	$(148)	$(129)	$(117)	$(111)
Money Market	(14)	100	376	230	62
ETF	247	291	427	288	206
Total Flows(3)	$54	$243	$673	$401	$157

EMEA - Morningstar Direct Market Data:(1)(4)
Long-term Funds	$70	$75	$108	$82	$52
Money Market	41	58	73	107	39
ETF	72	92	85	66	57
Total Flows(3)	$183	$224	$265	$255	$148

(1) Industry data is provided for illustrative purposes only. It is not intended to reflect State Street or its clients' activity and is indicative of only segments of the entire industry. See endnotes included in the "In This News Release" section.
(2) 2Q25 data for North America includes actuals for April and May 2025 and Morningstar estimates for June 2025.
(3) Line items may not sum to total due to rounding.
(4) 2Q25 data for EMEA is on a rolling three-month basis for March through May 2025, sourced by Morningstar.

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(As of period end, dollars in billions)	2Q25	1Q25	2Q24	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By product classification:
Collective funds, including ETFs	$16,728	$15,430	$14,573	8%	15%
Mutual funds	12,641	12,143	11,645	4	9
Pension products	9,679	9,377	8,916	3	9
Insurance and other products	9,952	9,783	9,178	2	8
Total Assets Under Custody and/or Administration	$49,000	$46,733	$44,312	5%	11%
By asset class:
Equities	$29,311	$27,508	$26,291	7%	11%
Fixed-income	12,122	11,900	11,303	2	7
Short-term and other investments(2)	7,567	7,325	6,718	3	13
Total Assets Under Custody and/or Administration	$49,000	$46,733	$44,312	5%	11%

(1) AUC/A values for certain asset classes are based on a lag, typically one-month.
(2) Short-term and other investments includes derivatives, cash and cash equivalents and other instruments.

INVESTMENT MANAGEMENT AUM
The following tables present 2Q25 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total
Beginning balance as of March 31, 2025	$2,901	$633	$518	$390	$223	$4,665
Net asset flows:
Long-term institutional(2)	6	48	—	25	(11)	68
ETF	8	3	—	—	4	15
Cash	—	—	(1)	—	—	(1)
Total flows, net	$14	$51	$(1)	$25	$(7)	$82
Market appreciation/(depreciation)	273	7	6	27	5	318
Foreign exchange impact	30	9	2	7	4	52
Total market and foreign exchange impact	$303	$16	$8	$34	$9	$370

Ending balance as of June 30, 2025	$3,218	$700	$525	$449	$225	$5,117

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

(Dollars in billions)	2Q25	1Q25	4Q24	3Q24(1)	2Q24(1)
Beginning balance	$4,665	$4,715	$4,732	$4,369	$4,299
Net asset flows:
Long-term institutional(2)	68	(15)	26	9	(8)
ETF	15	1	65	37	6
Cash	(1)	1	(27)	54	(4)
Total flows, net	$82	$(13)	$64	$100	$(6)
Market appreciation/(depreciation)	318	(65)	1	208	83
Foreign exchange impact	52	28	(82)	55	(7)
Total market and foreign exchange impact	$370	$(37)	$(81)	$263	$76

Ending balance	$5,117	$4,665	$4,715	$4,732	$4,369

(1) AUM for passive alternative investments has been revised from prior presentations.
(2) Amounts represent long-term portfolios, excluding ETFs.

REVENUE(a)

(Dollars in millions)	2Q25	1Q25	2Q24	% QoQ	% YoY
Servicing fees	$1,304	$1,275	$1,239	2.3%	5.2%
Management fees	562	562	511	—	10.0
Foreign exchange trading services	431	362	336	19.1	28.3
Securities finance	126	114	108	10.5	16.7
Front office software and data	169	158	152	7.0	11.2
Lending related and other fees	61	67	62	(9.0)	(1.6)
Software and processing fees	230	225	214	2.2	7.5
Other fee revenue	66	32	48	nm	37.5
Total fee revenue	$2,719	$2,570	$2,456	5.8%	10.7%

Net interest income	729	714	735	2.1%	(0.8)%
Total Revenue	$3,448	$3,284	$3,191	5.0%	8.1%
Total revenue, excluding notable items(1)	$3,469	$3,284	$3,191	5.6%	8.7%

Net interest margin (FTE)(2)	0.96%	1.00%	1.13%	(0.04)%	(0.17)%
(1) See "2Q25 Highlights" in this news release for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.
(2) Net interest margin (NIM) is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

Servicing fees increased 5% compared to 2Q24, driven by higher average market levels, net new business, client activity, and the impact of currency translation, partially offset by normal pricing headwinds. Servicing fees increased 2% compared to 1Q25, mainly due to higher average market levels, client activity, and the impact of currency translation.

Management fees increased 10% compared to 2Q24, driven by higher average market levels and net inflows from prior periods. Management fees were flat compared to 1Q25, as higher day count and performance fees were offset by lower average market levels and mix shift.

Foreign exchange trading services(b) increased 28% compared to 2Q24 and increased 19% compared to 1Q25 primarily driven by higher volumes and higher spreads associated with an increase in FX volatility. Excluding notable items, Foreign exchange trading services increased 27% compared to 2Q24 and increased 18% compared to 1Q25.

Securities finance increased 17% compared to 2Q24, largely driven by higher client lending balances, partially offset by lower Prime Services spreads. Securities finance increased 11% compared to 1Q25, primarily due to higher client lending balances and higher Agency spreads.

Software and processing fees(c) increased 7% compared to 2Q24 and, excluding notable items, Software and processing fees increased 19% compared to 2Q24. Software and processing fees increased 2% compared to 1Q25, and, excluding notable items, Software and processing fees increased 13% compared to 1Q25.
•Front office software and data(d) increased 11% compared to 2Q24, primarily driven by higher On-premises renewals and continued growth in Software-enabled revenue, partially offset by the Alpha-related client rescoping notable item reflected in Professional services. Excluding notable items, Front office software and data increased 27% compared to 2Q24. Front office software and data increased 7% compared to 1Q25, mainly due to higher On-premises renewals, partially offset by the Alpha-related client rescoping notable item reflected in Professional services. Excluding notable items, Front office software and data increased 22% compared to 1Q25
•Lending related and other fees decreased 2% compared to 2Q24 and decreased 9% compared to 1Q25, largely due to fewer one-time fees in prior periods
Other fee revenue increased $18 million compared to 2Q24, largely driven by higher equity investment income. Other fee revenue increased $34 million compared to 1Q25, largely due to higher equity investment income and fair value adjustments on equity investments.

Net interest income decreased 1%, compared to 2Q24, primarily driven by lower average short-end rates and deposit mix shift, partially offset by continued loan growth and securities portfolio repricing. Net interest income increased 2% compared to 1Q25, supported by higher non-U.S. deposit balances, securities portfolio repricing and loan growth, partially offset by lower average short-end rates.

Total revenues were positively impacted by currency translation of $33 million and $49 million compared to 2Q24 and 1Q25, respectively.

PROVISION FOR CREDIT LOSSES

(Dollars in millions)	2Q25	1Q25	2Q24	% QoQ	% YoY
Allowance for credit losses:
Beginning balance	$186	$183	$146	1.6%	27.4%
Provision for credit losses	30	12	10	nm	nm
Charge-offs	(24)	(9)	(11)	nm	nm
Ending Balance	$192	$186	$145	3.2%	32.4%
Total provision for credit losses was $30 million in 2Q25, mainly due to the evolving macroeconomic environment and an increase in loan loss reserves associated with certain commercial real estate loans.

(a) See the "2Q25 Highlights" section for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.
(b) GAAP FX trading services of $431 million in 2Q25 included a notable item related to a revenue-related recovery of $3 million associated with the settlement of proceeds from a 2018 FX benchmark litigation resolution. Excluding the notable item, 2Q25 adjusted FX trading services of $428 million increased 27% compared to GAAP 2Q24 FX trading services of $336 million and increased 18% compared to GAAP 1Q25 FX trading services of $362 million.
(c) GAAP Software and processing fees of $230 million in 2Q25 included a notable item related to an Alpha-related client rescoping of $24 million. Excluding the notable item, 2Q25 adjusted Software and processing fees of $254 million increased 19% compared to GAAP 2Q24 Software and processing fees of $214 million and increased 13% compared to GAAP 1Q25 Software and processing fees of $225 million.
(d) GAAP Front office software and data of $169 million in 2Q25 included a notable item related to an Alpha-related client rescoping of $24 million. Excluding the notable item, 2Q25 adjusted Front office software and data of $193 million increased 27% compared to GAAP 2Q24 Front office software and data of $152 million and increased 22% compared to GAAP 1Q25 Front office software and data of $158 million.

EXPENSES(a)

(Dollars in millions)	2Q25	1Q25	2Q24	% QoQ		% YoY
Compensation and employee benefits	$1,280	$1,262	$1,099	1.4%		16.5%
Information systems and communications	523	497	454	5.2		15.2
Transaction processing services	260	258	250	0.8		4.0
Occupancy	105	103	106	1.9		(0.9)
Amortization of other intangible assets	56	54	60	3.7		(6.7)
Other	305	276	300	10.5		1.7
Total Expenses	$2,529	$2,450	$2,269	3.2%		11.5%
Total expenses, excluding notable items(1)	$2,412	$2,450	$2,269	(1.6)%		6.3%

Effective tax rate	22.0%	21.7%	22.1%	0.3%	pts	(0.1)%	pts
(1) See "2Q25 Highlights" in this news release for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Compensation and employee benefits(b) increased 16% compared to 2Q24, mainly due to the repositioning charge this quarter and higher performance-based incentive compensation, as well as merit increases, partially offset by productivity and other savings. Excluding notable items, Compensation and employee benefits increased 7% compared to 2Q24, with approximately half of the increase due to higher performance-based incentive compensation, as well as merit increases and the impact of currency translation, partially offset by productivity and other savings. Compared to 1Q25, Compensation and employee benefits increased 1%, primarily driven by the repositioning charge this quarter, partially offset by the absence of seasonal expenses. Excluding notable items, Compensation and employee benefits decreased 6% compared to 1Q25, primarily driven by the absence of seasonal expenses, partially offset by higher performance-based incentive compensation and the impact of currency translation.

Information systems and communications(c) increased 15% compared to 2Q24 and increased 5% compared to 1Q25, partially due to an Alpha-related client rescoping notable item. Excluding notable items, Information systems and communications increased 11% compared to 2Q24 and increased 2% compared to 1Q25, largely related to higher technology and infrastructure investments, partially offset by vendor savings.

Transaction processing services increased 4% compared to 2Q24, mainly from higher sub-custody costs driven by higher market levels. Transaction processing services increased 1% compared to 1Q25, primarily driven by higher broker fees and the impact of currency translation, partially offset by lower market data costs.

Occupancy decreased 1% compared to 2Q24, mainly driven by footprint optimization, partially offset by the impact of currency translation. Compared to 1Q25, Occupancy increased 2%, largely due to the impact of currency translation, partially offset by footprint optimization.

Other expenses(d) increased 2% compared to 2Q24, primarily due to timing of foundation funding and higher marketing costs, partially offset by recoverable client-related expenses. Other expenses increased 11% compared to 1Q25, largely reflecting higher marketing costs and episodic client-related costs.

Total expenses were negatively impacted by currency translation of $26 million and $39 million compared to 2Q24 and 1Q25, respectively.

(a) See the "2Q25 Highlights" section for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.
(b) GAAP Compensation and employee benefits expenses of $1,280 million in 2Q25 included a notable item related to a repositioning charge of $100 million. Excluding this notable item, 2Q25 adjusted Compensation and employee benefits of $1,180 million increased 7% compared to 2Q24 GAAP Compensation and employee benefits of $1,099 million and decreased 6% compared to 1Q25 GAAP Compensation and employee benefits of $1,262 million.
(c) GAAP Information systems and communications expenses of $523 million in 2Q25 included a notable item related to an Alpha-related client rescoping of $18 million. Excluding this notable item, 2Q25 adjusted Information systems and communications expenses of $505 million increased 11% compared to 2Q24 GAAP Information systems and communications expenses of $454 million and increased 2% compared to 1Q25 GAAP Information systems and communications expenses of $497 million.
(d) GAAP Other expenses of $305 million in 2Q25 included a notable item related to a $1 million release of a prior period notable item. Excluding this notable item, 2Q25 adjusted Other expenses of $306 million increased 2% compared to 2Q24 GAAP Other expenses of $300 million and increased 11% compared to 1Q25 GAAP Other expenses of $276 million.

TAXES(a)
The effective tax rate of 22.0% in 2Q25 was roughly flat compared to 22.1% in 2Q24 and slightly higher than 21.7% in 1Q25 due to lower discrete benefits in 2Q25. Excluding the impact of notable items in 2Q25, the effective tax rate was 22.5%.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital and liquidity ratios for State Street Corporation.

(As of period end)	2Q25	1Q25	2Q24
Basel III Standardized Approach:
Common equity tier 1 ratio (CET1)	10.7%	11.0%	11.2%
Tier 1 capital ratio	13.3	13.8	13.3
Total capital ratio	14.8	15.3	15.0

Basel III Advanced Approaches:
Common equity tier 1 ratio (CET1)	12.5	12.6	12.0
Tier 1 capital ratio	15.5	15.7	14.2
Total capital ratio	17.0	17.3	15.9

Tier 1 leverage ratio	5.3	5.5	5.3
Supplementary leverage ratio	6.3	6.5	6.3

Liquidity coverage ratio (LCR) (1)	107%	106%	106%
LCR - State Street Bank and Trust (1)	136%	139%	134%
(1) See the "In This News Release" section for further details on LCR and the calculation between State Street Corporation and State Street Bank and Trust.
Standardized capital ratios were binding for all periods included above.

CET1 (Standardized) ratio at quarter-end of 10.7% decreased 0.5% points compared to 2Q24 and decreased 0.3% points compared to 1Q25, primarily due to higher RWA from business deployment and continued capital return, partially offset by capital generated from earnings.

Tier 1 leverage ratio at quarter-end of 5.3% remained flat compared to 2Q24, largely due to capital generated from earnings and higher preferred equity, offset by higher average balance sheet levels and continued capital return. Tier 1 leverage decreased 0.2% points compared to 1Q25, mainly driven by higher average balance sheet levels and continued capital return, partially offset by capital generated from earnings.

LCR for State Street Corporation was approximately 107%, up 1% point compared to 2Q24 and 1Q25. LCR for State Street Bank and Trust was approximately 136%, up 2% points compared to 2Q24 and down 3% points from 1Q25.

(a) See the "2Q25 Highlights" section for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Tuesday, July 15, 2025, at 12:00 p.m. ET, available at http://investors.statestreet.com. The conference call will also be available via telephone, at (805) 309-0220. The Participant Passcode is 1408453#.

Recorded replay of the conference call will be available on the website beginning approximately two hours after the call's completion. The replay will be available for approximately one month following the conference call.

This News Release, presentation materials referred to on the conference call, and additional financial information are available on State Street's website, at http://investors.statestreet.com under “Investor News & Events" and under the title “Events & Presentations".

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage and net stable funding ratios, on a quarterly basis on its website at http://investors.statestreet.com, under "Filings & Reports". Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 40 to 45 days following each other quarter-end, as applicable). For 2Q25, State Street expects to publish its updates during the period beginning today and ending on or about August 9, 2025 and on or about August 14, 2025 for the liquidity coverage and net stable funding ratios.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $49.0 trillion in assets under custody and/or administration and $5.1 trillion* in assets under management as of June 30, 2025, State Street operates globally in more than 100 geographic markets and employs approximately 52,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of June 30, 2025 includes approximately $116 billion of assets with respect to SPDR® products for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) acts solely as the marketing agent. SSGA FD and State Street Investment Management are affiliated.

IN THIS NEWS RELEASE:
•Stock purchases under our common stock repurchase programs may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing and amount of any stock purchases and the type of transaction may not be consistent over the duration of the program, may vary from reporting period to reporting period and will depend on several factors, including our capital position and financial performance, investment opportunities, market conditions, regulatory considerations including the nature and timing of implementation of revisions to the Basel III framework, and the amount of common stock issued as part of employee compensation programs. The common share repurchase programs do not have specific price targets and may be suspended at any time. State Street’s common stock and other stock dividends, including the declaration, timing and amount, remain subject to consideration and approval by State Street’s Board of Directors at the relevant times.
•Expenses and other measures are sometimes presented excluding notable items/effects of currency translation. This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures.
•Servicing fee revenue wins/backlog (i.e., "to be installed") represents estimates of future annual revenue associated with new servicing engagements State Street determines to be won during the current reporting period, which may include anticipated servicing-related revenues associated with acquisitions or structured transactions, based upon factors assessed at the time the engagement is determined by State Street to be won, including asset volumes, number of transactions, accounts and holdings, terms and expected strategy. These and other relevant factors influencing projected servicing fees upon asset implementation/onboarding will change from time to time prior to, upon and following asset implementation/onboarding, among other reasons, due to varying market levels and factors and client and investor activity and preferences. Servicing fee/backlog estimates are not updated to reflect those changes, regardless of the magnitude or direction of, or reason for, any change. Servicing fee revenue wins in any period include estimated fees attributable to both (1) services to be provided for new estimated AUC/A reflected in new asset servicing wins for the period (with AUC/A to be onboarded in the future) and (2) additional services to be provided for AUC/A already included in our end-of period AUC/A (i.e., for which other services are currently provided); and the magnitude of one source of servicing fee revenue wins relative to the other (i.e., (1) relative to (2)) will vary from period to period. Therefore, for these and other reasons, comparisons of estimated servicing fee revenue wins to estimated new asset servicing AUC/A wins for any period will not produce reliable fee per AUC/A estimates. No servicing fees are recognized until the point in the future when we begin performing the associated services with respect to the relevant AUC/A. Both AUC/A and servicing fee revenue, when presented on a "backlog" or "to be installed" basis, are presented as of period-end. See also the succeeding two bullets in this “In This News Release” section in reference to considerations applicable to pending servicing engagements, which similarly apply to engagements for which reported servicing fee revenue wins/backlog are attributable.
•New asset servicing mandates, including announced Alpha front-to-back investment servicing clients, may be subject to completion of definitive agreements, consents or assignments, approval of applicable boards and shareholders, customary regulatory approvals or other conditions, the failure to complete any of which will prevent the relevant mandate from being installed and serviced. New asset servicing mandates and servicing assets/fees remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose or anonymously disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets/fees remaining to be installed in the period in which the client provides its permission. Servicing mandates, servicing assets remaining to be installed in future periods and servicing fee revenues remaining to be installed in future periods are presented on a gross basis based on factors present on or about the time we determine the business to be won by us and are not updated based on subsequent developments, including changes in assets, market valuations, scope and, potentially termination. Such assets therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of any particular date specified. AUC/A values for certain asset classes are based on a lag, typically one-month. Generally, our servicing fee revenues are affected by several factors, and we provide varied services from our full suite of offerings to different clients. The basis for fees will also differ across regions and clients and can reflect pricing pressures traditionally experienced in our industry. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees also are generally affected by various factors, including investment product type and strategy and relationship pricing for clients, and are more sensitive to market valuations than are servicing fees. Therefore, no assumption should be drawn from management fees associated with changes in AUM levels. Levels of AUC/A, AUC/A to be installed, Servicing fee wins to be installed and AUM are always presented as of the end of the relevant period, unless otherwise specifically noted.

•Front office software and data ARR, an operating metric, is calculated by annualizing current quarter revenue for CRD and CRD for Private Markets and includes the annualized amount of most software-enabled revenue, including revenue generated from SaaS, maintenance and support revenue, FIX, and value-added services, which are all expected to be recognized ratably over the term of client contracts. ARR does not include software-enabled brokerage revenue, revenue from affiliates and licensing fees (excluding the portion allocated to maintenance and support) from On-premises software. Front office software and data ARR was $345 million, $373 million, and $379 million in 2Q24, 1Q25, and 2Q25, respectively.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for On-premises software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 2Q25. Refer to the Addendum included with this News Release for additional information. All capital ratios are estimated. Liquidity Coverage Ratio (LCR) is a preliminary estimate based on a quarterly daily average.
•State Street Bank and Trust's (SSBT) LCR is significantly higher than State Street Corporation's (SSC) LCR, primarily due to application of the transferability restriction in the U.S. LCR Final Rule to the calculation of SSC’s LCR. This restriction limits the amount of HQLA held at SSC’s principal banking subsidiary, SSBT and available for the calculation of SSC’s LCR to the amount of net cash outflows of SSBT. This transferability restriction does not apply in the calculation of SSBT’s LCR, and therefore SSBT’s LCR reflects the full benefit of all of its HQLA holdings.
•All earnings per share amounts represent fully diluted earnings per common share.
•Return on average common equity is determined by dividing annualized net income available to common shareholders by average common shareholders' equity for the period.
•Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-over-year (YoY) is the current period compared to the same period a year ago.
•Operating leverage is the rate of growth of total revenue less the rate of growth of total expenses, relative to the corresponding prior year period, as applicable.
•Fee operating leverage is the rate of growth of total fee revenue less the rate of growth of total expenses, relative to the corresponding prior year period, as applicable.
•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "SPDR" denotes Standard and Poor's Depository Receipt; "ETF" denotes Exchange-traded fund; "nm" denotes not meaningful; "EOP" denotes end of period.
•"CRD" denotes Charles River Development; "SaaS" denotes Software as a service; "FIX" denotes The Charles River Network's FIX Network Service (CRN); "On-premises" denotes On-premises revenue as recognized in the CRD business.
•"RWA" denotes risk-weighted assets; "AOCI" denotes Accumulated other comprehensive income.
•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis, and is calculated by dividing FTE NII by average total interest-earning assets. Refer to the Addendum for reconciliations of our FTE-basis presentation.
•Industry data is provided for illustrative purposes only. It is not intended to reflect State Street's or its clients' activity and is indicative of only selected segments of the entire industry.
◦Morningstar data includes long-term mutual funds, ETFs and Money Market funds. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while ETF data represents net issuance, which is gross issuance less gross redemptions. Data for Fund of Funds, Feeder funds and Obsolete funds were excluded from the series to prevent double counting. Data is from the Morningstar Direct Asset Flows database.
◦The long-term fund flows reported by Morningstar in North America are composed of U.S. domiciled Market flows mainly in Equities, Allocation and Fixed Income asset classes. 2Q25 data for North America (U.S. domiciled) includes Morningstar actuals for April and May 2025 and Morningstar estimates for June 2025.
◦The long-term funds flows reported by Morningstar direct in EMEA are composed of the European market flows mainly in Equities, Allocation and Fixed Incomes asset classes. 2Q25 data for Europe is on a rolling three-month basis for March 2025 through May 2025, sourced by Morningstar.

FORWARD LOOKING STATEMENTS
This News Release contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our strategy, growth and sales prospects, capital management, business, financial and capital condition, results of operations, the financial and market outlook and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “priority,” “will,” “expect,” “intend,” “aim,” “outcome,” “future,” “strategy,” “pipeline,” “trajectory,” “target,” “guidance,” “objective,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “trend,” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements.
Important factors that may affect future results and outcomes include, but are not limited to:
•We are subject to intense competition, which could negatively affect our profitability;
•We are subject to significant pricing pressure and variability in our financial results and our AUC/A and AUM;
•We could be adversely affected by political, geopolitical, economic and market conditions, including, for example, as a result of liquidity or capital deficiencies (actual or perceived) by other financial institutions and related market and government actions, changes in U.S. trade or other policies or those policies of other nations, the ongoing conflicts in Ukraine and in the Middle East, major political shifts domestically or internationally (including the potential for retaliatory actions by governments, market participants or clients based on diverging perspectives or otherwise), actions taken by central banks in an attempt to address prevailing economic conditions, changes in monetary policy or periods of significant volatility in the markets for equity, fixed income and other asset classes globally or within specific markets;
•Our development and completion of new products and services, including State Street Alpha® and those related to wealth servicing, alternative investment management or digital assets or incorporating artificial intelligence, may impose costs on us, involve dependencies on third parties and may expose us to increased risks;
•Our business may be negatively affected by risks associated with strategic initiatives we are undertaking to enhance the effectiveness and efficiency of our operations and of our cybersecurity and technology infrastructure or by our failure to meet the related, resiliency or other expectations of our clients and regulators, or as a result of a cyber-attack or similar vulnerability in our or business partners' infrastructure;
•Our risk management framework, models and processes may not be effective in identifying or mitigating risk and reducing the potential for related losses, and a failure or circumvention of our controls and procedures, or errors or delays in our operational and transaction processing, or those of third parties, could have an adverse effect on our business, financial condition, operating results and reputation;
•Acquisitions, strategic alliances, joint ventures and divestitures, and the integration, retention and development of the benefits of these transactions, pose risks for our business;
•Competition for qualified members of our workforce is intense, and we may not be able to attract and retain the highly skilled people we need to support our business;
•We have significant operations and clients in many markets and jurisdictions globally that can be adversely impacted, locally or more broadly, by disruptions in those or other markets or economies, including local, regional and geopolitical developments affecting those markets or economies;
•Our investment securities portfolio, consolidated financial condition and consolidated results of operations could be adversely affected by changes in the financial markets, governmental action or monetary policy. For example, among other risks, changes in prevailing interest rates or market conditions have led, and were they to persist or occur in the future could further lead, to decreases in our NII or to portfolio management decisions resulting in reductions in our capital or liquidity ratios;
•Our business activities expose us to interest rate risk;
•We assume significant credit risk of counterparties, who may also have substantial financial dependencies on other financial institutions, and these credit exposures and concentrations could expose us to financial loss;
•Our fee revenue represents a significant portion of our revenue and is subject to and may decline based on, among other factors, market and currency declines, investment activities and preferences of our clients and their business mix, as well as the timing of new business onboarding;
•If we are unable to effectively manage our capital and liquidity, our financial condition, capital ratios, results of operations and business prospects could be adversely affected;
•We may need to raise additional capital or debt in the future, which may not be available to us or may only be available on unfavorable terms;
•If we experience a downgrade in our credit ratings, or an actual or perceived reduction in our financial strength, our borrowing and capital costs, liquidity and reputation could be adversely affected;
•Our business and capital-related activities, including common share repurchases, may be adversely affected by regulatory requirements and considerations, including capital, credit and liquidity;
•We face extensive and changing government regulation and supervision in the U.S. and non-U.S. jurisdictions in which we operate, which may increase our costs and compliance risks and may affect our business activities and strategies;

•Our businesses may be adversely affected by government enforcement and litigation;
•Our businesses may be adversely affected by increased and conflicting political, regulatory and client scrutiny of asset management, stewardship and corporate sustainability or Environmental, Social and Governance (ESG) practices;
•Any misappropriation of the confidential information we possess could have an adverse impact on our business and could subject us to regulatory actions, litigation and other adverse effects;
•Our calculations of risk exposures, total RWA and capital ratios depend on data inputs, formulae, models, correlations and assumptions that are subject to change, which could materially impact our risk exposures, our total RWA and our capital ratios from period to period;
•Changes in accounting standards may adversely affect our consolidated results of operations and financial condition;
•Changes in tax laws, rules or regulations, challenges to our tax positions and changes in the composition of our pre-tax earnings may increase our effective tax rate;
•We could face liabilities for withholding and other non-income taxes, including in connection with our services to clients, as a result of tax authority examinations;
•Our businesses may be negatively affected by adverse publicity or other reputational harm;
•Shifting and maintaining operational activities to non-U.S. jurisdictions, changing our operating model, and outsourcing to, or insourcing from, third parties expose us to increased operational risk, geopolitical risk and reputational harm and may not result in expected cost savings or operational improvements;
•Attacks or unauthorized access to our or our business partners' or clients' information technology systems or facilities, such as cyber-attacks or other disruptions to our or their operations, could result in significant costs, reputational damage and impacts on our business activities;
•Long-term contracts and customizing service delivery for clients expose us to increased operational risk, pricing and performance risk;
•We may not be able to protect our intellectual property or may infringe upon the rights of third parties;
•The quantitative models we use to manage our business may contain errors that could adversely impact our business, financial condition, operating results and regulatory compliance, and lapses in disclosure controls and procedures or internal control over financial reporting could occur, any of which could result in material harm;
•Our reputation and business prospects may be damaged if investors in the collective investment pools we sponsor or manage incur substantial losses in these investment pools or are restricted in redeeming their interests in these investment pools;
•The impacts of global regulatory requirements and expectations, shifting client preferences, and disclosure requirements related to climate risks and sustainability standards could adversely affect us; and
•We may incur losses or face negative impacts on our business as a result of unforeseen events, including terrorist attacks, geopolitical events, acute or chronic physical risk events, including natural disasters, pandemics, global conflicts, or a banking crisis, which may have a negative impact on our business and operations.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2024 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not be relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.